Exhibit 23.3

INDEPENDENT
MINING CONSULTANTS, INC.

2700 E. Executive Drive, Suite 140
Tucson, Arizona 85706 USA
Tel: (520) 294-9861 Fax: (520) 294-9865
jmarek@imctucson.com

June 15, 2006

Mr. Robert Russell
Idaho General Mines, Inc.
10 North Post St., Suite 610
Spokane, WA 99201

Dear Mr. Russell:

We hereby consent to the use in this Registration Statement on Form SB-2 of Idaho General Mines, Inc. (Registration No. 333-132909) of the information in our reports referenced in this Registration Statement and to the reference to our firm as an expert under the heading "Experts" and elsewhere in this Registration Statement, and concur with the summary of such reports contained in this Registration Statement.

INDEPENDENT MINING CONSULTANTS, INC.

Date: June 15, 2006

By: [signature]
Name: John M. Marek
Title: President